Exhibit 99.1

For Further Information:

Media:	Investors:
Andrew Osterland	Robert Swadosh
The Dilenschneider Group	The Dilenschneider Group
212-922-0900	212-922-0900

For Immediate Release

DANKA PROPOSES AMENDMENT TO SEPARATE SHAREHOLDER VOTE ON

PROPOSED SALE OF U.S. SUBSIDIARY TO KONICA MINOLTA

If Approved, Transaction Will No Longer Require Simultaneous Passage

of Members Voluntary Liquidation

ST. PETERSBURG, FLORIDA (June 18, 2008) – Danka Business Systems PLC (“Danka” or “the Company”) (OTC BB:DANKY.OB) today announced it will propose an amendment to the resolution to approve the sale of Danka’s U.S. operating subsidiary, Danka Office Imaging Company (“DOIC”), to Konica Minolta Business Solutions U.S.A., Inc. (“Konica Minolta”) at the Extraordinary General Meeting scheduled to be held on June 27, 2008. The amendment will enable shareholders to approve the proposed sale regardless of the voting outcome on a separate proposal to conduct a members voluntary liquidation (“MVL”) of the parent company.

The change was made in response to recent statements by a number of holders of Danka’s American Depositary Shares (“ADSs”) that they support the sale of DOIC to Konica Minolta, but do not support the MVL as currently proposed. Danka’s Board of Directors determined that it is in the best interests of Danka and its shareholders to no longer condition completion of the sale upon shareholder approval of the MVL.

The Board said that given Danka’s liquidity position and existing debt obligations as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on May 30, 2008, it had concluded that completing the sale of DOIC to Konica Minolta in a timely manner is of paramount importance.

On April 8, 2008, Danka, a leading supplier of office imaging equipment and support services in the United States, announced a definitive agreement to sell DOIC, Danka’s sole operating subsidiary, to Konica Minolta, a leading provider of advanced imaging and networking technologies, for approximately $240 million in cash. At that time the Company also announced plans to conduct an MVL, using the sale proceeds to repay all of the Company’s outstanding indebtedness, and then distribute the remaining proceeds to Danka shareholders.

“Although we continue to recommend that shareholders vote in favor of the sale transaction, MVL and related proposals, our primary mission is to close the transaction with Konica Minolta as quickly as possible,” stated Danka Chairman and Chief Executive Officer A.D. Frazier.

The full text of the proposal to amend the resolution separating approval of the sale transaction from the MVL is set forth in a supplement to the proxy statement filed with the SEC on June 18, 2008 and mailed to holders of ADSs on or about that date. A revised voting instructional form for ADS holders to vote on the proposed amendment, as well as the sale itself, the MVL and related proposals, is enclosed with the supplement.

ADS holders are encouraged to read the supplement in its entirety.

The Bank of New York Mellon has agreed to extend the deadline by which voting instructional forms must be returned to the depositary by holders of American Depositary Shares to 5:00 p.m. (New York time) on June 25, 2008.

About Danka Business Systems PLC

Through its operating subsidiary DOIC, Danka delivers value to clients by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, Danka enables choice, convenience and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment and, in turn, strengthen its client relationships and expand its strategic value. For more information, visit www.danka.com

Additional Information

This press release may be deemed to be solicitation material in respect of the proposed sale of DOIC to Konica Minolta, MVL, and related proposals. In connection with the proposed sale transaction, MVL and related proposals, Danka filed a definitive proxy statement with the SEC on May 30, 2008. INVESTORS AND SECURITY HOLDERS OF DANKA ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT THE PROPOSED SALE TRANSACTION, MVL, AND RELATED PROPOSALS. The definitive proxy statement was mailed to shareholders of record as of May 30, 2008. Investors and security holders may also obtain a free copy of the proxy statement, and other documents filed by Danka with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, and Danka’s other filings with the SEC may also be obtained from Danka. Free copies of Danka’s filings may be obtained by directing a request to Danka Business Systems PLC, 11101 Roosevelt Boulevard, St. Petersburg, FL, Attention: Company Secretary.

Danka and its directors, executive officers and other members of its management and employees may be deemed to be soliciting proxies from Danka’s shareholders in favor of the proposed sale transaction, MVL and related proposals. Information regarding Danka’s directors and executive officers is available in Danka’s proxy statement for its 2007 annual general meeting of shareholders, which was filed with the SEC on July 30, 2007. Investors and security holders may obtain additional information regarding the interests of such potential participants by reading the definitive proxy statement regarding the proposed sale transaction, MVL and related proposals, which has been filed with the SEC.